EXHIBIT 12.


Universal Corporation and Subsidiaries
RATIO OF EARNINGS TO FIXED CHARGES
Three Months Ended September 30, 1998 and 1997


                                          September 30,        September 30,
(In thousands of dollars)                     1998                  1997
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Income before income taxes and
      other items                                 $43,298              $53,741

Fixed charges                                      15,970               14,001
                                        ------------------    -----------------

Earnings                                          $59,268              $67,742
                                        ==================    =================



Interest                                          $15,542              $13,802
Interest of unconsolidated affiliates                  98                  110
Note discount amortization                            330                   89
                                        ------------------    -----------------

Fixed Charges                                     $15,970              $14,001
                                        ==================    =================



Ratio of Earnings to Fixed Charges                   3.7                  4.8
                                                     ====                 ===